Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Envestnet, Inc.:

We consent to the use of our reports dated June 14, 2013, with respect to the consolidated balance sheets of Envestnet, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 14, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012 expresses our opinion that Envestnet, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria related to the ineffective controls over income tax accounting and disclosure.

Our report dated June 14, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012 also contains an explanatory paragraph that states that management excluded Tamarac, Inc. and Prima Capital Holding, Inc. from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 because those entities were acquired by the Company in purchase business combinations in the second quarter of 2012.

/s/ KPMG LLP

Chicago, Illinois

August 27, 2013